List of Subsidiaries

Name	State of Organization
Lafayette Square SBIC GP, LLC	Delaware
Lafayette Square SBIC, LP	Delaware
Lafayette Square SSBIC GP, LLC	Delaware
Lafayette Square SSBIC, LP	Delaware
LS BDC Holdings, LLC	Delaware
LS SBIC Holdings, LLC	Delaware